EXHIBIT B

OpCap Advisors is the manager or subadviser to the registered investment com-panies listed below. These investment companies have similar investment objec-tives to at least one of the Portfolios.

                                         APPROXIMATE
                                          NET ASSETS
FUND                                    (AS OF 8/4/97) ADVISORY FEE RATE
----                                    -------------- -----------------
Oppenheimer Quest Value Fund, Inc.      $1,003,593,276 1.0% on the first $400
                                                       million; .90% on the
                                                       next $400 million; .85%
                                                       of net assets in excess
                                                       of $800 million(/1/)
Oppenheimer Quest Opportunity Value
  Fund                                  $3,741,816,265
Oppenheimer Quest Small Cap Value Fund  $  230,070,963
Oppenheimer Quest Global Value Fund,    $  375,011,048 .75% of the first $400
  Inc.                                                 million of average net
                                                       assets; .70% of the next
                                                       $400 million and .65% of
                                                       average net assets in
                                                       excess of $800
                                                       million(/1/)
Oppenheimer Quest Officers Value Fund   $    8,466,426 1.0% of its daily net
                                                       assets(/1/,/2/)
Oppenheimer Quest Capital Value Fund,   $  353,495,645 1.0% on the first $400
  Inc.                                                 million; .90% on the
                                                       next $400 million; .85%
                                                       of the net assets in
                                                       excess of $800
                                                       million(/3/)
Enterprise Accumulation Trust:
Equity Portfolio                        $  458,862,923 .40% of the first $1
                                                       billion; .30% on assets
                                                       over $1 billion; and
                                                       .25% for assets in
                                                       excess of $2
                                                       billion(/4/)
Managed Portfolio                       $2,540,520,544
Enterprise Group of Funds:
Managed Portfolio                       $  319,313,017 .40% on the first $100
                                                       million; .30% on assets
                                                       in excess of $100
                                                       million(/5/)
Equity Portfolio                        $    3,021,498
Penn Series Funds, Inc.:
Value Equity Fund                       $  278,355,410 .50%(/6/)
Small Capitalization Fund               $   29,658,929

                                         APPROXIMATE
                                          NET ASSETS
FUND                                    (AS OF 8/4/97) ADVISORY FEE RATE
----                                    -------------- -----------------
Endeavor Series Trust:
Value Equity Portfolio                  $  188,046,428 .40%(/7/)
Opportunity Value Portfolio             $   14,892,045
OCC Cash Reserves, Inc.
Primary Portfolio                       $1,933,198,583 .50% of the first $100
                                                       million of average net
                                                       assets; .45% on the next
                                                       $200 million and .40% of
                                                       assets in excess of $300
                                                       million
WNL Series Trust:
Elite Value Asset Allocation Portfolio  $    6,421,530 .40%(/8/)
The Saratoga Advantage Trust:
Large Capitalization Value Portfolio    $   29,884,830 .30%(/8/)

-----------
(/1/) With respect to each of these funds, OppenheimerFunds, Inc. ("OFI") is the investment adviser and OpCap Advisors is the sub-adviser. OFI also receives a .25% administrative fee with respect to the Oppenheimer Quest Global Value Fund, Inc. OFI pays OpCap Advisors monthly an annual fee based on the average daily net assets of the fund equal to 40% of the ad-visory fee (and administrative fee with respect to the Oppenheimer Quest Global Value Fund, Inc.) collected by OFI based on the total net assets of the fund as of November 22, 1995 (the "base amount") plus 30% of the investment advisory fee (and administrative fee with respect to the Oppenheimer Quest Global Value Fund, Inc.) collected by OFI based on the total net assets of the fund that exceed the base amount.

(/2/) OFI's advisory fee for the Oppenheimer Quest Officers Value Fund is
      1.00%. However, effective August 1, 1996, OFI is waiving the portion of its management fee equal to what OFI would have been required to pay OpCap Advisors as the sub-advisory fee and OpCap Advisors has agreed to waive its sub-advisory fee.

(/3/) OFI is the investment adviser and OpCap Advisors is the sub-adviser. OFI pays OpCap Advisors a sub-advisory fee equal to 40% of the net advisory fee calculated by OFI for the fund based on the total net assets of the fund as of February 28, 1997 and remaining 120 days later (the "base amount") plus 30% of the investment advisory fee collected by OFI based on the total net assets that exceed the base amount. OFI is waiving the following portion of its advisory fee: .15% of the first $200 million of average daily net assets; .40% of the next $200 million, .30% of the next $400 million and .25% of average net assets in excess of $800 million.

(/4/) These fees are for investment advisory services only. Management services are provided to the portfolios by a third party, not OpCap Advisors. The Manager, who pays the investment advisory fee to OpCap Advisors, receives a management fee, on an annual basis, of 0.80% of the first $400 million of the average daily net assets; .75% on the next $400 million and .70% on assets above $800 million of each of the portfolios.

(/5/) This fee is for investment advisory services only. Management services are provided to the portfolios by a party other than OpCap Advisors. The Manager, who pays the investment advisory fee to OpCap Advisors, receives a management fee of .75% of the average daily net assets of the portfolios.

(/6/) These fees are for investment advisory services only. Administrative services are provided to these funds by a third party, not OpCap Ad-visors. The funds are each charged on an annual basis a fee for ad-ministrative services of 0.15% of their respective average daily net assets.

(/7/) This fee is for investment advisory services only. Management services are provided to the portfolios by a party other than OpCap Advisors. The Manager, who pays the investment advisory fee to OpCap Advisors, receives a management fee of .80% of average daily net assets of the portfolios.

(/8/) This fee is for investment advisory services only. Management services are provided to the portfolio by a party other than OpCap Advisors. The Manager, who pays the investment advisory fee to OpCap Advisors, re-ceives a management fee of 0.65% of the average daily net assets of the portfolio.